CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-191281 and 333-182783) on Form S-4, Registration Statements (Nos. 333-152311, 333-168644, 333-169517, 333-170423 and 333-173520) on Form S-3, and Registration Statements (Nos. 333-138704, 333-144878 and 333-168039) on Form S-8 of Kodiak Oil & Gas Corp. of our reports dated February 27, 2014 with respect to the consolidated financial statements of Kodiak Oil & Gas Corp. and the effectiveness of internal control over financial reporting of Kodiak Oil & Gas Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP
Denver, Colorado
February 27, 2014